April 2013 MSELN-33-C Registration Statement No. 333-171806 Dated April 18, 2013 Filed Pursuant to Rule 433
STRUCTURED INVESTMENTS Opportunities in U.S. Equities Trigger Securities Based on the Level of the S&P 500® Index due May , 2016
The Trigger Securities are senior unsecured obligations of Royal Bank of Canada, do not pay interest, do not guarantee any return of principal at maturity and have the terms described in the accompanying prospectus supplement and prospectus, as supplemented or modified by this document.  The Trigger Securities offer exposure to the S&P 500® Index (the “underlying index”) while providing limited protection against loss in the case of negative performance by the underlying index if the final index level is equal to or above a certain level (the “trigger level”).  Investors are exposed to the risk of loss of some or all of their investment if the final index level is below the trigger level. At maturity, if the level of the underlying index has decreased below the trigger level, the investor is exposed to the full amount of the negative index performance. At maturity, if the underlying index has appreciated from the initial index level, investors will receive the stated principal amount of their investment plus an amount reflecting that appreciation on a one-for-one basis, subject to the maximum payment at maturity.  The Trigger Securities are for investors who seek an equity index-based return and who are willing to risk their principal and forgo current income and upside above the maximum payment at maturity in exchange for the limited protection against loss provided by the trigger feature.  Investors may lose their entire initial investment in the Trigger Securities.  The Trigger Securities are senior notes issued as part of Royal Bank of Canada’s Global Medium-Term Notes, Series E.  All payments on the Trigger Securities are subject to the credit risk of Royal Bank of Canada.

SUMMARY TERMS
Issuer:	Royal Bank of Canada
Underlying index:	S&P 500® Index
Aggregate principal amount:	$
Stated principal amount:	$10 per Trigger Security
Issue price:	$10 per Trigger Security (see “Commissions and issue price” below)
Pricing date:	April 30, 2013 (expected)
Original issue date:	May , 2013 (3 business days after the pricing date)
Maturity date:	May , 2016
Payment at maturity:	If the final index level is greater than the initial index level,
$10 + upside payment
In no event will the payment at maturity exceed the maximum payment at maturity.
If the final index level is less than or equal to the initial index level but equal to or greater than the trigger level:
$10

If the final index level is less than the trigger level:
$10 + ($10 x index performance factor)
This amount will be significantly less than the stated principal amount of $10, and will represent a loss of at least 30%, and possibly all, of your investment.

Upside payment:	$10 × index performance factor
Index performance factor:	(final index level – initial index level) / initial index level
Initial index level:	, which is the index closing level on the pricing date
Final index level:	The index closing level on the valuation date
Valuation date:	May , 2016, subject to adjustment for non-trading days and certain market disruption events
Maximum payment at maturity:	$14.60 to $15.00 per Trigger Security (146% to 150% of the stated principal amount). The actual maximum payment at maturity will be determined on the pricing date.
Trigger level:	70% of the initial index level
CUSIP:	78008D471
ISIN:	US78008D4714
Listing:	The Trigger Securities will not be listed on any securities exchange.
Agent:	RBC Capital Markets, LLC (“RBCCM”). See “Supplemental Information Regarding Plan of Distribution; Conflicts of Interest.”
Commissions and issue price:	Price to public(1)	Agent’s commissions(1)	Proceeds to issuer
Per Trigger Security	$10.00	$0.30	$9.70
Total	$	$	$
(1)RBCCM, acting as agent for Royal Bank of Canada, will receive a fee of up to $0.30 per $10 stated principal amount and will pay the entire fee to Morgan Stanley Smith Barney LLC (“MSSB”) as a fixed sales commission of up to $0.30 for each PLUS MSSB sells.  See “Supplemental Information Regarding Plan of Distribution; Conflicts of Interest.”

Investment in the Trigger Securities involve certain risks.  See “Risk Factors” beginning on page 6 of this document, and “Risk Factors” on page S-1 of the accompanying prospectus supplement and page 1 of the prospectus. Please also see “Additional Information About the Trigger Securities” on page 11 of this document.

None of the Securities and Exchange Commission, any state securities commission or any other regulatory body has approved or disapproved of the Trigger Securities or passed upon the adequacy or accuracy of this document.  Any representation to the contrary is a criminal offense. The Trigger Securities will not constitute deposits insured by the Canada Deposit Insurance Corporation, the U.S. Federal Deposit Insurance Corporation (the “FDIC”) or any other Canadian or U.S. government agency or instrumentality.

You should read this document together with the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below, before you decide to invest.
Prospectus Supplement dated January 28, 2011
Prospectus dated January 28, 2011

Trigger Securities Based on the Level of the S&P 500® Index due May   , 2016

Investment Summary

The Trigger Securities Based on the Level of the S&P 500® Index due May    , 2016 (the “Trigger Securities”) can be used:

▪
As an alternative to direct exposure to the underlying index that enables the investor to participate in the positive performance of the underlying index, up to a specified maximum payment at maturity.

▪
To obtain limited protection against the loss of principal in the event of a decline in the underlying index from the pricing date to the valuation date, but only if the final index level is greater than or equal to the trigger level.

If the final index level is less than the trigger level on the valuation date, the Trigger Securities are exposed on a 1:1 basis to the negative performance of the underlying index.

Maturity:	Approximately 3 years
Maximum payment at maturity:	$14.60 to $15.00 per Trigger Securities (146% to 150% of the stated principal amount). The actual maximum payment at maturity will be determined on the pricing date.
Minimum payment at maturity:	None. Investors may lose their entire initial investment in the Trigger Securities.
Interest:	None

April 2013

Trigger Securities Based on the Level of the S&P 500® Index due May   , 2016

Key Investment Rationale

Investors can use the Trigger Securities to obtain contingent protection against a loss of principal in the event of a decline in the underlying index as of the valuation date, but only if the final index level is greater than or equal to the trigger level. The trigger level will be 70% of the initial index level.  At maturity, if the level of the underlying index has increased from its initial level, investors will receive the stated principal amount of their investment plus a return reflecting that increase on a one-for-one basis, subject to the maximum payment at maturity of $14.60 to $15.00 per Trigger Security, to be determined on the pricing date.  However, if the level of the underlying index has decreased below the trigger level, investors will lose 1% for every 1% decline from the initial index level to the final index level.  In this case, the payment at maturity will be less than $7.00 and could be zero.  Investors may lose their entire initial investment in the Trigger Securities.

Upside Scenario
The level of the underlying index increases and, at maturity, the Trigger Securities will pay the stated principal amount of $10 plus $10 times the index performance factor, subject to the maximum payment at maturity of $14.60 to $15.00 per Trigger Securities (146% to 150% of the stated principal amount), to be determined on the pricing date.

Par Scenario
The final index level is less than or equal to the initial index level but is equal to or greater than the trigger level. In this case, you receive the full stated principal amount at maturity even though the level of the underlying index has declined.

Downside Scenario
The underlying index declines in value by more than 30% from the pricing date to the valuation date. At maturity, the Trigger Securities will pay at least 30% less than the stated principal amount (and could pay zero), and this decrease will be by an amount proportionate to the full amount of the decline in the level of the underlying index from the pricing date to the valuation date. (Example: if the underlying index decreases in value by 35%, the Trigger Securities will pay $6.50, or 65% of the stated principal amount.)

April 2013

Trigger Securities Based on the Level of the S&P 500® Index due May   , 2016

Additional Information

You should read this document together with the prospectus dated January 28, 2011, as supplemented by the prospectus supplement dated January 28, 2011, relating to our Senior Global Medium-Term Notes, Series E, of which these securities are a part. This document, together with these documents, contains the terms of the Trigger Securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials, including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours.

You should rely only on the information provided or incorporated by reference in this document, the prospectus and the prospectus supplement.  We have not authorized anyone else to provide you with different information, and we take no responsibility for any other information that others may give you.  We and Morgan Stanley Smith Barney LLC are offering to sell the Trigger Securities and seeking offers to buy the Trigger Securities only in jurisdictions where it is lawful to do so.  The information contained in this document and the accompanying prospectus supplement and prospectus is current only as of their respective dates.

If the information in this document differs from the information contained in the prospectus supplement or the prospectus, you should rely on the information in this document.

You should carefully consider, among other things, the matters set forth in “Risk Factors” in this document and the accompanying prospectus supplement, as the Trigger Securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the Trigger Securities.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Prospectus dated January 28, 2011:
http://www.sec.gov/Archives/edgar/data/1000275/000121465911000309/f127115424b3.htm

•	Prospectus Supplement dated January 28, 2011:
http://www.sec.gov/Archives/edgar/data/1000275/000121465911000311/m127114424b3.htm

Our Central Index Key, or CIK, on the SEC website is 1000275.

Please see the section “Documents Incorporated by Reference” on page i of the above prospectus for a description of our filings with the SEC that are incorporated by reference therein.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at.www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.

April 2013

Trigger Securities Based on the Level of the S&P 500® Index due May   , 2016

How Trigger Securities Work

Payoff Diagram
The payoff diagram below illustrates the payment at maturity on the Trigger Securities based on the following terms:

Stated principal amount:	$10 per Trigger Security
Hypothetical maximum payment at maturity:	$14.80 per Trigger Security (148% of the stated principal amount). The actual maximum payment at maturity will be determined on the pricing date.
Minimum payment at maturity:	None

Trigger Securities Payoff Diagram

How it works

▪
Upside Scenario.  If the final index level is greater than the initial index level, then investors would receive the $10 stated principal amount plus a return reflecting 100% of the appreciation of the underlying index over the term of the Trigger Securities, subject to the maximum payment at maturity.  Under the hypothetical terms of the Trigger Securities, an investor would realize the maximum payment at maturity at a final index level of 148% of the initial index level.

▪	If the underlying index appreciates 3%, the investor would receive a 3% return, or $10.30 per Trigger Security.

▪	If the underlying index appreciates 50%, the investor would receive only the maximum payment at maturity of $14.80 per Trigger Security, or 148% of the stated principal amount.

▪
Par Scenario.  If the final index level is equal to or less than the initial index level but equal to or greater than the trigger level, investors will receive an amount equal to the $10 stated principal amount.

▪
Downside Scenario.  If the final index level is less than the trigger level, the investor would receive an amount significantly less than the $10 stated principal amount, based on a 1% loss of principal for each 1% decline in the underlying index.

▪	If the underlying index depreciates 35%, the investor would lose 35% of the investor’s principal and receive only $6.50 per Trigger Security at maturity, or 65% of the stated principal amount.

April 2013

Trigger Securities Based on the Level of the S&P 500® Index due May   , 2016

Risk Factors

An investment in the Trigger Securities is subject to the risks described below, as well as the risks described under “Risk Factors” in the accompanying prospectus supplement and prospectus. Investors in the Trigger Securities are also exposed to further risks related to the issuer of the Trigger Securities, Royal Bank of Canada, which are described in Royal Bank of Canada’s annual report on Form 40-F for the year ended October 31, 2012, filed with the SEC and incorporated by reference herein. See the categories of risks, identified and disclosed in the management’s discussion and analysis of financial condition and results of operations included in the annual report on Form 40-F. This section (and the management’s discussion and analysis section of the annual report on Form 40-F) describes the most significant risks relating to the Trigger Securities. You should carefully consider whether the Trigger Securities are suited to your particular circumstances.

▪
The Trigger Securities do not pay interest or guarantee return of principal.  The terms of the Trigger Securities differ from those of ordinary debt securities in that the Trigger Securities do not pay interest or guarantee payment of the principal amount at maturity.  If the final index level is less than the trigger level (which is 70% of the initial index level), the payout at maturity will be an amount in cash that is at least 30% less than the $10 stated principal amount per Trigger Security, and this decrease will be by an amount proportionate to the full amount of the decrease in the level of the underlying index from the pricing date to the valuation date. There is no minimum payment at maturity on the Trigger Securities, and, accordingly, you could lose your entire investment.

▪
The appreciation potential of the Trigger Securities is limited by the maximum payment at maturity.  The appreciation potential of the Trigger Securities is limited by the maximum payment at maturity of $14.60 to $15.00 per Trigger Security, or 146% to 150% of the stated principal amount, to be determined on the pricing date.  As a result, you will not participate in any appreciation of the underlying index above 146% to 150% of the initial index level.

▪
The market price of the Trigger Securities will be influenced by many unpredictable factors.  Several factors will influence the value of the Trigger Securities in the secondary market and the price at which RBCCM may be willing to purchase or sell the Trigger Securities in the secondary market, including the level, volatility and dividend yield of the underlying index, interest and yield rates, time remaining to maturity, geopolitical conditions and economic, financial, political and regulatory or judicial events and any actual or anticipated changes in our credit ratings or credit spreads.  The level of the underlying index may be, and has recently been, extremely volatile, and we can give you no assurance that the volatility will lessen.  See “Information about the S&P 500® Index” below.  You may receive less, and possibly significantly less, than the stated principal amount per Trigger Security if you try to sell your Trigger Securities prior to maturity.

▪
The Trigger Securities are subject to the credit risk of Royal Bank of Canada, and any actual or anticipated changes to its credit ratings or credit spreads may adversely affect the market value of the Trigger Securities.  You are dependent on Royal Bank of Canada’s ability to pay all amounts due on the Trigger Securities at maturity and therefore you are subject to the credit risk of Royal Bank of Canada.  If Royal Bank of Canada defaults on its obligations under the Trigger Securities, your investment would be at risk and you could lose some or all of your investment.  As a result, the market value of the Trigger Securities prior to maturity will be affected by changes in the market’s view of Royal Bank of Canada’s creditworthiness.  Any actual or anticipated decline in Royal Bank of Canada’s credit ratings or increase in the credit spreads charged by the market for taking Royal Bank of Canada credit risk is likely to adversely affect the market value of the Trigger Securities.

▪
The amount payable on the Trigger Securities is not linked to the level of the underlying index at any time other than the valuation date.  The final index level will be based on the index closing level on the valuation date, subject to adjustment for non-trading days and certain market disruption events.  Even if the level of the underlying index appreciates prior to the valuation date but then drops on the valuation date to below the trigger level, the payment at maturity will be less, and may be significantly less, than it would have been had the payment at maturity been linked to the level of the underlying index prior to such drop.  Although the actual level of the underlying index on the stated maturity date or at other times during the term of the Trigger Securities may be higher than the final index level, the payment at maturity will be based solely on the index closing level on the valuation date.

April 2013

Trigger Securities Based on the Level of the S&P 500® Index due May   , 2016

▪
Investing in the Trigger Securities is not equivalent to investing in the underlying index.  Investing in the Trigger Securities is not equivalent to investing in the underlying index or its component stocks.  Investors in the Trigger Securities will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to stocks that constitute the underlying index.

▪
The inclusion of commissions and projected profit from hedging in the price to public is likely to adversely affect secondary market prices.  Assuming no change in market conditions or any other relevant factors, the price, if any, at which RBCCM is willing to purchase the Trigger Securities at any time in secondary market transactions will likely be significantly lower than the principal amount, since secondary market prices are likely to exclude commissions paid with respect to the Trigger Securities and the cost of hedging our obligations under the Trigger Securities that are included in the price to public.  The cost of hedging includes the projected profit that our respective subsidiaries may realize in consideration for assuming the risks inherent in managing the hedging transactions.  These secondary market prices are also likely to be reduced by the costs of unwinding the related hedging transactions.  Our respective subsidiaries may realize a profit from the expected hedging activity even if investors do not receive a favorable investment return under the terms of the Trigger Securities or in any secondary market transaction.  In addition, any secondary market prices may differ from values determined by pricing models used by RBCCM, as a result of dealer discounts, mark-ups or other transaction costs.

▪
The Trigger Securities will not be listed on any securities exchange and secondary trading may be limited.  The Trigger Securities will not be listed on any securities exchange.  Therefore, there may be little or no secondary market for the Trigger Securities.  RBCCM may, but is not obligated to, make a market in the Trigger Securities.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Trigger Securities easily.  Because we do not expect that other broker-dealers will participate significantly in the secondary market for the Trigger Securities, the price at which you may be able to trade your Trigger Securities is likely to depend on the price, if any, at which RBCCM is willing to transact.  If, at any time, RBCCM were not to make a market in the Trigger Securities, it is likely that there would be no secondary market for the Trigger Securities.  Accordingly, you should be willing to hold your Trigger Securities to maturity.

▪
Changes that affect the underlying index will affect the market value of the Trigger Securities and the payment at maturity.  The policies of S&P concerning the calculation of the underlying index, additions, deletions or substitutions of the common stocks underlying the underlying index and the manner in which changes affecting the issuers of those stocks, such as stock dividends, reorganizations or mergers, are reflected in the underlying index could affect the level of the underlying index, the payment at maturity, and the market value of the Trigger Securities prior to maturity. The amount payable on the Trigger Securities and their market value could also be affected if the Index Sponsor changes these policies, for example, by changing the manner in which it calculates the underlying index, or if the Index Sponsor discontinues or suspends calculation or publication of the underlying index, in which case it may become difficult to determine the market value of the Trigger Securities. If events such as these occur, or if the level of the underlying index is not available on the valuation date because of a market disruption event or for any other reason and no successor index is selected, the calculation agent may determine the level of the underlying index — and thus the payment at maturity — in its sole discretion.

▪
We have no affiliation with the Index Sponsor and will not be responsible for any actions taken by the Index Sponsor.  We have no affiliation with the Index Sponsor and the Index Sponsor will not be involved in the offering of the Trigger Securities. Consequently, we have no control over the actions of the Index Sponsor, including any actions of the type that would affect the composition of the underlying index, and therefore, the level of the underlying index. The Index Sponsor has no obligation of any sort with respect to the Trigger Securities. Thus, the Index Sponsor has no obligation to take your interests into consideration for any reason, including in taking any actions that might affect the value of the Trigger Securities.

▪
Historical levels of the underlying index should not be taken as an indication of the future levels of the underlying index during the term of the Trigger Securities. The trading prices of the equity securities comprising the underlying index will determine the index level at any given time. As a result, it is impossible to predict whether the level of the underlying index will rise or fall. Trading prices of the equity securities comprising the underlying index will be influenced by complex and interrelated political, economic, financial and other factors that can affect the issuers of those stocks.

April 2013

Trigger Securities Based on the Level of the S&P 500® Index due May   , 2016

▪
Hedging and trading activity by us and our subsidiaries could potentially adversely affect the value of the Trigger Securities.  One or more of our subsidiaries expect to carry out hedging activities related to the Trigger Securities (and possibly to other instruments linked to the underlying index or its component stocks), including trading in the stocks that constitute the underlying index as well as in other instruments related to the underlying index.  Some of our subsidiaries also trade the stocks that constitute the underlying index and other financial instruments related to the underlying index on a regular basis as part of their general broker-dealer and other businesses.  Any of these hedging or trading activities on or prior to the pricing date could potentially affect the initial index level and, therefore, could increase the value at which the underlying index must close on the valuation date so that investors do not suffer a loss on their initial investment in the Trigger Securities.  Additionally, such hedging or trading activities during the term of the Trigger Securities, including on the valuation date, could adversely affect the value of the underlying index on the valuation date and, accordingly, the amount of cash an investor will receive at maturity, if any.

▪
Our business activities may create conflicts of interest.  We and one or more of our affiliates may, at present or in the future, engage in business with issuers of the equity securities comprising the underlying index, including making loans to or providing advisory services to those companies.  These services could include investment banking and merger and acquisition advisory services.  These activities may present a conflict between our or one or more of our affiliates’ obligations and your interests as a holder of the Trigger Securities.  Moreover, we and our affiliates may have published, and in the future expect to publish, research reports with respect to the underlying index or such equity securities.  This research is modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding the Trigger Securities.  Any of these activities by us or one or more of our affiliates may affect the level of the underlying index or such equity securities and, therefore, the market value of the Trigger Securities.

▪
The calculation agent, which is a subsidiary of the issuer, will make determinations with respect to the Trigger Securities, which may create a conflict of interest.  Our wholly owned subsidiary, RBCCM, will serve as the calculation agent. As calculation agent, RBCCM will determine the initial index level and the final index level and will calculate the amount of cash you receive at maturity, if any.  Determinations made by RBCCM, in its capacity as calculation agent, including with respect to the occurrence or non-occurrence of market disruption events and the selection of a successor index or calculation of the final index level in the event of a discontinuance of the underlying index, may adversely affect the payout to you at maturity.  As a result, RBCCM may have a conflict of interest.

▪
Significant aspects of the tax treatment of the Trigger Securities are uncertain.  The tax treatment of the Trigger Securities is uncertain.  We do not plan to request a ruling from the Internal Revenue Service or from the Canada Revenue Agency regarding the tax treatment of the Trigger Securities, and the Internal Revenue Service, the Canada Revenue Agency or a court may not agree with the tax treatment described in this document.

The Internal Revenue Service has issued a notice indicating that it and the Treasury Department are actively considering whether, among other issues, a holder should be required to accrue interest over the term of an instrument such as the Trigger Securities even though that holder will not receive any payments with respect to the Trigger Securities until maturity and whether all or part of the gain a holder may recognize upon sale, exchange or maturity of an instrument such as the Trigger Securities could be treated as ordinary income.  The outcome of this process is uncertain and could apply on a retroactive basis.

Please read carefully the sections entitled “Supplemental Discussion of Canadian Federal Income Tax Consequences” and “Supplemental Discussion of U.S. Federal Income Tax Consequences” in this document, the section entitled “Tax Consequences” in the accompanying prospectus and the section entitled “Certain Income Tax Consequences” in the accompanying prospectus supplement.  You should consult your tax advisor about your own tax situation.

April 2013

Trigger Securities Based on the Level of the S&P 500® Index due May   , 2016

S&P 500® Index Overview

The S&P 500® Index, which is calculated, maintained and published by S&P Dow Jones Indices LLC (“S&P” or the “Index Sponsor”), consists of 500 component stocks selected to provide a performance benchmark for the U.S. equity markets.  The calculation of the S&P 500® Index is based on the relative value of the float adjusted aggregate market capitalization of the 500 component companies as of a particular time as compared to the aggregate average market capitalization of 500 similar companies during the base period of the years 1941 through 1943.  For additional information about the S&P 500® Index, see the information set forth below under “Information about the S&P 500® Index”.

Information as of market close on April 15, 2013:

Bloomberg Ticker Symbol:	SPX
Current Index Level:	1,552.36
52 Weeks Ago:	1,370.26
52 Week High (on 4/11/2013):	1,593.37
52 Week Low (on 6/1/2012):	1,278.04

The following graph sets forth the daily closing levels of the underlying index for the period from January 1, 2008 through April 15, 2013.  The related table sets forth the published high and low closing levels, as well as the end-of-quarter closing levels, of the underlying index for the same period.  The closing level of the underlying index on April 15, 2013 was 1,552.36.  We obtained the information in the table and graph below from Bloomberg Financial Markets, without independent verification.  The underlying index experiences periods of high volatility, and you should not take the historical levels of the underlying index as an indication of its future performance.

Underlying Index Historical Performance Daily Closing Levels January 1, 2008 to April 15, 2013

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Trigger Securities Based on the Level of the S&P 500® Index due May   , 2016

High, Low and Period-End Closing Levels of the Index

S&P 500® Index	High	Low	Period End
2008
First Quarter	1,447.16	1,273.37	1,322.70
Second Quarter	1,426.63	1,278.38	1,280.00
Third Quarter	1,305.32	1,106.39	1,166.36
Fourth Quarter	1,161.06	752.44	903.25
2009
First Quarter	934.70	676.53	797.87
Second Quarter	946.21	811.08	919.32
Third Quarter	1,071.66	879.13	1,057.08
Fourth Quarter	1,127.78	1,025.21	1,115.10
2010
First Quarter	1,174.17	1,056.74	1,169.43
Second Quarter	1,217.28	1,030.71	1,030.71
Third Quarter	1,148.67	1,022.58	1,141.20
Fourth Quarter	1,259.78	1,137.03	1,257.64
2011
First Quarter	1,343.01	1,256.88	1,325.83
Second Quarter	1,363.61	1,265.42	1,320.64
Third Quarter	1,353.22	1,119.46	1,131.42
Fourth Quarter	1,285.09	1,099.23	1,257.60
2012
First Quarter	1,416.51	1,277.06	1,408.47
Second Quarter	1,419.04	1,278.04	1,362.16
Third Quarter	1,465.77	1,334.76	1,440.67
Fourth Quarter	1,461.40	1,353.33	1,426.19
2013
First Quarter	1,569.19	1,457.15	1,569.19
Second Quarter (through April 15, 2013)	1,593.37	1,552.36	1,552.36

April 2013

Trigger Securities Based on the Level of the S&P 500® Index due May   , 2016

Additional Information About the Trigger Securities

Additional Provisions
Specified currency:	U.S. dollars
Denominations:	$10 per Trigger Security and integral multiples thereof
Interest:	None
Closing level of the index:
The official closing level of the index or any successor index (as defined under “—Discontinuation of/Adjustments to the Index” below) published by the Index Sponsor or any successor index sponsor at the regular weekday close of trading on the applicable trading day. In certain circumstances, the closing level will be based on the alternate calculation of the index described under “—Discontinuation of/Adjustments to the Index” below.

Postponement of the valuation date:
If the valuation date occurs on a day that is not a trading day or on a day on which the calculation agent has determined that a market disruption event (as defined below) has occurred or is continuing, then the valuation date will be postponed until the next succeeding trading day on which the calculation agent determines that a market disruption event does not occur or is not continuing; provided that in no event will the valuation date be postponed by more than five trading days. If the valuation date is postponed by five trading days, and a market disruption event occurs or is continuing on that fifth trading day, then the calculation agent may determine, in its good faith and reasonable judgment, what the closing level of the underlying index would have been in the absence of the market disruption event. If the valuation date is postponed, then the maturity date will be postponed by an equal number of business days. No interest shall accrue or be payable as a result of such postponement.

Market disruption events:
With respect to the underlying index and any relevant successor index, a “market disruption event” means:

•     a suspension, absence or material limitation of trading of equity securities then constituting 20% or more of the level of the underlying index (or the relevant successor index) on the relevant exchanges (as defined below) for such securities for more than two hours of trading during, or during the one hour period preceding the close of, the principal trading session on such relevant exchange; or

•     a breakdown or failure in the price and trade reporting systems of any relevant exchange as a result of which the reported trading prices for equity securities then constituting 20% or more of the level of the underlying index (or the relevant successor index) during the one hour preceding the close of the principal trading session on such relevant exchange are materially inaccurate; or

•     a suspension, absence or material limitation of trading on the primary exchange or market for trading in futures or options contracts related to the underlying index (or the relevant successor index) for more than two hours of trading during, or during the one hour period preceding the close of, the principal trading session on such exchange or market; or

•     a decision to permanently discontinue trading in the relevant futures or options contracts;

in each case as determined by the calculation agent in its sole discretion; and

•     a determination by the calculation agent in its sole discretion that the event described above materially interfered with our ability or the ability of any of our affiliates to adjust or unwind all or a material portion of any hedge with respect to the Trigger Securities.

April 2013

Trigger Securities Based on the Level of the S&P 500® Index due May   , 2016

For purposes of determining whether a market disruption event with respect to the underlying index (or the relevant successor index) exists at any time, if trading in a security included in the underlying index (or the relevant successor index) is materially suspended or materially limited at that time, then the relevant percentage contribution of that security to the level of the underlying index (or the relevant successor index) will be based on a comparison of (a) the portion of the level of the underlying index (or the relevant successor index) attributable to that security relative to (b) the overall level of the underlying index (or the relevant successor index), in each case immediately before that suspension or limitation.

For purposes of determining whether a market disruption event with respect to the underlying index (or the relevant successor index) has occurred:

•     a limitation on the hours or number of days of trading will not constitute a market disruption event if it results from an announced change in the regular business hours of the relevant exchange, or the primary exchange or market for trading in futures or options contracts related to the underlying index (or the relevant successor index);

•     limitations pursuant to the rules of any relevant exchange similar to NYSE Rule 80B (or any applicable rule or regulation enacted or promulgated by any other self-regulatory organization or any government agency of scope similar to NYSE Rule 80B as determined by the calculation agent) on trading during significant market fluctuations will constitute a suspension, absence or material limitation of trading;

•     a suspension of trading in futures or options contracts on the underlying index (or the relevant successor index) by the primary exchange or market trading in such contracts by reason of:

•     a price change exceeding limits set by such exchange or market,

•     an imbalance of orders relating to such contracts, or

•     a disparity in bid and ask quotes relating to such contracts will, in each such case, constitute a suspension, absence or material limitation of trading in futures or options contracts related to the underlying index (or the relevant successor index); and

•     a “suspension, absence or material limitation of trading” on any relevant exchange or on the primary exchange or market on which futures or options contracts related to the underlying index (or the relevant successor index) are traded will not include any time when such exchange or market is itself closed for trading under ordinary circumstances.

“Relevant exchange” means, with respect to the underlying index or any relevant successor index, the primary exchange or market of trading for any security (or any combination thereof) then included in the underlying index or such successor index, as applicable.

Discontinuation of/Adjustments to the Index:
If the Index Sponsor discontinues publication of the underlying index and the Index Sponsor or another entity publishes a successor or substitute index that the calculation agent determines, in its sole discretion, to be comparable to the discontinued underlying index (such index being referred to herein as a “successor index”), then the closing level of the underlying index on the valuation date will be determined by reference to the level of such successor index at the close of trading on the relevant exchange for the successor index on such day.

Upon any selection by the calculation agent of a successor index, the calculation agent will cause written notice to be promptly furnished to the trustee, to us and to the holders of the Trigger Securities.

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Trigger Securities Based on the Level of the S&P 500® Index due May   , 2016

If the Index Sponsor discontinues publication of the underlying index prior to, and that discontinuation is continuing on the valuation date, and the calculation agent determines, in its sole discretion, that no successor index is available at that time or the calculation agent has previously selected a successor index and publication of that successor index is discontinued prior to, and that discontinuation is continuing on, the valuation date, then the calculation agent will determine the closing level of the underlying index for that date.  The closing level of the underlying index will be computed by the calculation agent in accordance with the formula for and method of calculating the underlying index or successor index, as applicable, last in effect prior to the discontinuation, using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, the calculation agent’s good faith estimate of the closing price that would have prevailed but for the suspension or limitation) at the close of the principal trading session on that date of each security most recently included in the underlying index or successor index, as applicable.

Notwithstanding these alternative arrangements, discontinuation of the publication of the underlying index or successor index, as applicable, may adversely affect the value of the Trigger Securities.

If at any time the method of calculating the underlying index or a successor index, or the level thereof, is changed in a material respect, or if the underlying index or a successor index is in any other way modified so that the underlying index or successor index does not, in the opinion of the calculation agent, fairly represent the level of the underlying index or successor index had those changes or modifications not been made, then the calculation agent will, at the close of business in New York City on the date on which the closing level of the underlying index is to be determined, make any calculations and adjustments as, in the good faith judgment of the calculation agent, may be necessary in order to arrive at a level of a stock index comparable to the underlying index or successor index, as the case may be, as if those changes or modifications had not been made, and calculate the closing level of the underlying index with reference to the underlying index or such successor index, as adjusted.  Accordingly, if the method of calculating the underlying index or a successor index is modified so that the level of the underlying index or such successor index is a fraction of what it would have been if there had been no such modification (e.g., due to a split in the underlying index), then the calculation agent will adjust its calculation of the underlying index or such successor index in order to arrive at a level of the underlying index or such successor index as if there had been no such modification (e.g., as if such split had not occurred).

Business Day:
For purposes of the Trigger Securities, a business day means a Monday, Tuesday, Wednesday, Thursday or Friday that is not a day on which banking institutions in The City of New York generally are authorized or obligated by law, regulation or executive order to close.

Trading Day:
A day, as determined by the calculation agent, on which trading is generally conducted on (i) the relevant exchanges (as defined below) for securities comprising the underlying index or the successor index and (ii) the exchanges on which futures or options contracts related to the underlying index or the successor index are traded, other than a day on which trading on such relevant exchange or exchange on which such futures or options contracts are traded is scheduled to close prior to its regular weekday closing time.

Events of Default and Acceleration:
If the maturity of the Trigger Securities is accelerated upon an event of default under the Indenture, the amount payable upon acceleration will be determined by the calculation agent.

Such amount will be the payment at maturity calculated as if the date of declaration of acceleration were the valuation date.

Minimum ticketing size:	$1,000 / 100 Trigger Securities

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Additional amounts:
We will pay any amounts to be paid by us on the Trigger Securities without deduction or withholding for, or on account of, any and all present or future income, stamp and other taxes, levies, imposts, duties, charges, fees, deductions or withholdings (“taxes”) now or hereafter imposed, levied, collected, withheld or assessed by or on behalf of Canada or any Canadian political subdivision or authority that has the power to tax, unless the deduction or withholding is required by law or by the interpretation or administration thereof by the relevant governmental authority.  At any time a Canadian taxing jurisdiction requires us to deduct or withhold for or on account of taxes from any payment made under or in respect of the Trigger Securities, we will pay such additional amounts (“Additional Amounts”) as may be necessary so that the net amounts received by each holder (including Additional Amounts), after such deduction or withholding, shall not be less than the amount the holder would have received had no such deduction or withholding been required.

However, no Additional Amounts will be payable with respect to a payment made to a holder of a security, which we refer to as an “Excluded Holder”, in respect of a beneficial owner:

(i)          with which we do not deal at arm’s length (within the meaning of the Income Tax Act (Canada)) at the time of making such payment;

(ii)         which is subject to such taxes by reason of its being connected presently or formerly with Canada or any province or territory thereof otherwise than by reason of the holder’s activity in connection with purchasing the Trigger Securities, the holding of Trigger Securities or the receipt of payments thereunder;

(iii)        which presents such security for payment (where presentation is required) more than 30 days after the relevant date (except to the extent that the holder thereof would have been entitled to such Additional Amounts on presenting a security for payment on the last day of such 30 day period); for this purpose, the “relevant date” in relation to any payments on any security means:

a.    the due date for payment thereof, or

b.    if the full amount of the monies payable on such date has not been received by the trustee on or prior to such due date, the date on which the full amount of such monies has been received and notice to that effect is given to holders of the Trigger Securities in accordance with the Indenture; or

(iv)        who could lawfully avoid (but has not so avoided) such withholding or deduction by complying, or procuring that any third party comply with, any statutory requirements or by making, or procuring that any third party make, a declaration of non-residence or other similar claim for exemption to any relevant tax authority.

For the avoidance of doubt, we will not have any obligation to pay any holders Additional Amounts on any tax which is payable otherwise than by deduction or withholding from payments made under or in respect of the Trigger Securities at maturity or earlier call.

We will also make such withholding or deduction and remit the full amount deducted or withheld to the relevant authority in accordance with applicable law.  We will furnish to the trustee, within 30 days after the date the payment of any taxes is due pursuant to applicable law, certified copies of tax receipts evidencing that such payment has been made or other evidence of such payment satisfactory to the trustee.  We will indemnify and hold harmless each holder of the Trigger Securities (other than an Excluded Holder) and upon written request reimburse each such holder for the amount of (x) any taxes so levied or imposed and paid by such holder as a result of payments made under or with respect to the Trigger Securities, and (y) any taxes levied or imposed and paid by such holder with respect to any reimbursement under (x) above, but excluding any such taxes on such holder’s net income or capital.

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For additional information, see the section entitled “Supplemental Discussion of Canadian Federal Income Tax Consequences.”
Form of securities:	Book-entry
Trustee:	The Bank of New York Mellon
Calculation agent:
RBCCM.  The calculation agent will make all determinations regarding the Trigger Securities.  Absent manifest error, all determinations of the calculation agent will be final and binding on you and us, without any liability on the part of the calculation agent.  You will not be entitled to any compensation from us for any loss suffered as a result of any of the above determinations or confirmations by the calculation agent.

Contact:
Morgan Stanley Wealth Management clients may contact their local Morgan Stanley Wealth Management branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number 1-(866)-477-4776).  All other clients may contact their local brokerage representative.  Third-party distributors may contact Morgan Stanley Structured Investment Sales at 1-(800)-233-1087.

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Trigger Securities Based on the Level of the S&P 500® Index due May   , 2016

Information About the S&P 500® Index

We have derived all information contained in this free writing prospectus regarding the index, including, without limitation, its make-up, method of calculation, and changes in its components, from publicly available sources. The information reflects the policies of, and is subject to change by, S&P.  S&P, which owns the copyright and all other rights to the index, has no obligation to continue to publish, and may discontinue publication of, the index. The consequences of S&P discontinuing publication of the index are discussed in the section above entitled “Specific Terms of the Trigger Securities—Discontinuation of/Adjustments to the Index.” None of us, MSSB or RBCCM accepts any responsibility for the calculation, maintenance or publication of the index or any successor index.

The index is intended to provide an indication of the pattern of common stock price movement in the large capitalization segment of the U.S. equity market. The calculation of the level of the index is based on the relative value of the aggregate market value of the common stocks of 500 companies as of a particular time compared to the aggregate average market value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943.  On April 15, 2013, the average market capitalization of the companies included in the index was $27.66 billion. As of that date, the largest component of the index had a market capitalization of $364.26 billion, and the smallest component of the index had a market capitalization of $1.46 billion.

S&P chooses companies for inclusion in the index with the aim of achieving a distribution by broad industry groupings that approximates the distribution of these groupings in the common stock population of its Stock Guide Database of over 10,000 companies, which S&P uses as an assumed model for the composition of the total market. Relevant criteria employed by S&P include the viability of the particular company, the extent to which that company represents the industry group to which it is assigned, the extent to which the market price of that company’s common stock generally is responsive to changes in the affairs of the respective industry, and the market value and trading activity of the common stock of that company. Ten main groups of companies comprise the index, with the approximate percentage of the market capitalization of the index included in each group as of April 15, 2013 indicated in parentheses: Consumer Discretionary (11.75%); Consumer Staples (11.17%); Energy (10.47%); Financials (15.97%); Health Care (12.94%); Industrials (9.92%); Information Technology (17.77%); Materials (3.29%); Telecommunication Services (3.12%); and Utilities (3.61%). S&P from time to time, in its sole discretion, may add companies to, or delete companies from, the index to achieve the objectives stated above.

S&P calculates the index by reference to the prices of the constituent stocks of the index without taking account of the value of dividends paid on those stocks. As a result, the return on the Trigger Securities will not reflect the return you would realize if you actually owned the index constituent stocks and received the dividends paid on those stocks.

Computation of the Index

While S&P currently employs the following methodology to calculate the index, no assurance can be given that S&P will not modify or change this methodology in a manner that may affect the payment at maturity.

Historically, the market value of any component stock of the index was calculated as the product of the market price per share and the number of then outstanding shares of such component stock. In March 2005, S&P began shifting the index halfway from a market capitalization weighted formula to a float-adjusted formula, before moving the index to full float adjustment on September 16, 2005. S&P’s criteria for selecting stocks for the index did not change with the shift to float adjustment. However, the adjustment affects each company’s weight in the index.

Under float adjustment, the share counts used in calculating the index reflect only those shares that are available to investors, not all of a company’s outstanding shares. Float adjustment excludes shares that are closely held by control groups, other publicly traded companies or government agencies.

In September 2012, all shareholdings representing more than 5% of a stock’s outstanding shares, other than holdings by “block owners,” were removed from the float for purposes of calculating the index.  Generally, these “control holders” will include officers and directors, private equity, venture capital and special equity firms, other publicly traded companies that hold shares for control, strategic partners, holders of restricted shares, ESOPs, employee and family trusts, foundations associated with the company, holders of unlisted share classes of stock, government entities at all levels (other than government retirement/pension funds) and any individual person who controls a 5% or greater stake in a company as reported in regulatory filings.  However, holdings by block owners, such as depositary banks, pension funds, mutual funds and ETF providers, 401(k) plans of the company, government retirement/pension funds, investment funds of insurance companies, asset managers and investment funds, independent foundations and savings and investment plans, will ordinarily be considered part of the float.

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Trigger Securities Based on the Level of the S&P 500® Index due May   , 2016

Treasury stock, stock options, restricted shares, equity participation units, warrants, preferred stock, convertible stock, and rights are not part of the float. Shares held in a trust to allow investors in countries outside the country of domicile, such as depositary shares and Canadian exchangeable shares are normally part of the float unless those shares form a control block.  If a company has multiple classes of stock outstanding, shares in an unlisted or non-traded class are treated as a control block.

For each stock, an investable weight factor (“IWF”) is calculated by dividing the available float shares by the total shares outstanding.  As of September 21, 2012, available float shares are defined as the total shares outstanding less shares held by control holders.  This calculation is subject to a 5% minimum threshold for control blocks.  For example, if a company’s officers and directors hold 3% of the company’s shares, and no other control group holds 5% of the company’s shares, S&P would assign that company an IWF of 1.00, as no control group meets the 5% threshold.  However, if a company’s officers and directors hold 3% of the company’s shares and another control group holds 20% of the company’s shares, S&P would assign an IWF of 0.77, reflecting the fact that 23% of the company’s outstanding shares are considered to be held for control.  For companies with multiple classes of stock, S&P calculates the weighted average IWF for each stock using the proportion of the total company market capitalization of each share class as weights.

The index is calculated using a base-weighted aggregate methodology. The level of the index reflects the total market value of all 500 component stocks relative to the base period of the years 1941 through 1943. An indexed number is used to represent the results of this calculation in order to make the level easier to use and track over time. The actual total market value of the component stocks during the base period of the years 1941 through 1943 has been set to an indexed level of 10. This is often indicated by the notation 1941-43 = 10. In practice, the daily calculation of the index is computed by dividing the total market value of the component stocks by the “index divisor.” By itself, the index divisor is an arbitrary number. However, in the context of the calculation of the index, it serves as a link to the original base period level of the index. The index divisor keeps the index comparable over time and is the manipulation point for all adjustments to the index, which is index maintenance.

Index Maintenance

Index maintenance includes monitoring and completing the adjustments for company additions and deletions, share changes, stock splits, stock dividends, and stock price adjustments due to company restructuring or spinoffs. Some corporate actions, such as stock splits and stock dividends, require changes in the common shares outstanding and the stock prices of the companies in the index, and do not require index divisor adjustments.

To prevent the level of the index from changing due to corporate actions, corporate actions which affect the total market value of the index require an index divisor adjustment. By adjusting the index divisor for the change in market value, the level of the index remains constant and does not reflect the corporate actions of individual companies in the index. Index divisor adjustments are made after the close of trading and after the calculation of the index closing level.

Changes in a company’s shares outstanding of 5.00% or more due to mergers, acquisitions, public offerings, tender offers, Dutch auctions, or exchange offers are made as soon as reasonably possible. All other changes of 5.00% or more (due to, for example, company stock repurchases, private placements, redemptions, exercise of options, warrants, conversion of preferred stock, notes, debt, equity participation units, at the market offerings, or other recapitalizations) are made weekly and are announced on Wednesdays for implementation after the close of trading on the following Wednesday. Changes of less than 5.00% due to a company’s acquisition of another company in the index are made as soon as reasonably possible. All other changes of less than 5.00% are accumulated and made quarterly on the third Friday of March, June, September, and December, and are usually announced two to five days prior.

Changes in IWFs of more than five percentage points caused by corporate actions (such as merger and acquisition activity, restructurings, or spinoffs) will be made as soon as reasonably possible. Other changes in IWFs will be made annually when IWFs are reviewed.

License Agreement

S&P® is a registered trademark of Standard & Poor’s Financial Services LLC and Dow Jones® is a registered trademark of Dow Jones Trademark Holdings LLC (“Dow Jones”).  These trademarks have been licensed for use by S&P Dow Jones Indices LLC. “Standard & Poor’s®”, “S&P 500®” and “S&P®” are trademarks of Standard & Poor’s Financial Services LLC. These trademarks have been sublicensed for certain purposes by us.  The underlying index is a product of S&P Dow Jones Indices LLC and/or its affiliates and has been licensed for use by us.

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Trigger Securities Based on the Level of the S&P 500® Index due May   , 2016

The Trigger Securities are not sponsored, endorsed, sold or promoted by S&P Dow Jones Indices LLC, Dow Jones, Standard & Poor’s Financial Services LLC or any of their respective affiliates (collectively, “S&P Dow Jones Indices”).  S&P Dow Jones Indices make no representation or warranty, express or implied, to the holders of the Trigger Securities or any member of the public regarding the advisability of investing in securities generally or in the Trigger Securities particularly or the ability of the underlying index to track general market performance.  S&P Dow Jones Indices’ only relationship to us with respect to the underlying index is the licensing of the underlying index and certain trademarks, service marks and/or trade names of S&P Dow Jones Indices and/or its third party licensors.  The underlying index is determined, composed and calculated by S&P Dow Jones Indices without regard to us or the Trigger Securities.  S&P Dow Jones Indices have no obligation to take our needs or the needs of holders of the Trigger Securities into consideration in determining, composing or calculating the underlying index.  S&P Dow Jones Indices are not responsible for and have not participated in the determination of the prices, and amount of the Trigger Securities or the timing of the issuance or sale of the Trigger Securities or in the determination or calculation of the equation by which the Trigger Securities are to be converted into cash.  S&P Dow Jones Indices have no obligation or liability in connection with the administration, marketing or trading of the Trigger Securities.  There is no assurance that investment products based on the underlying index will accurately track index performance or provide positive investment returns.  S&P Dow Jones Indices LLC and its subsidiaries are not investment advisors.  Inclusion of a security or futures contract within an index is not a recommendation by S&P Dow Jones Indices to buy, sell, or hold such security or futures contract, nor is it considered to be investment advice.   Notwithstanding the foregoing, CME Group Inc. and its affiliates may independently issue and/or sponsor financial products unrelated to the Trigger Securities currently being issued by us, but which may be similar to and competitive with the Trigger Securities.  In addition, CME Group Inc. and its affiliates may trade financial products which are linked to the performance of the underlying index.  It is possible that this trading activity will affect the value of the Trigger Securities.

S&P DOW JONES INDICES DO NOT GUARANTEE THE ADEQUACY, ACCURACY, TIMELINESS AND/OR THE COMPLETENESS OF THE UNDERLYING INDEX OR ANY DATA RELATED THERETO OR ANY COMMUNICATION, INCLUDING BUT NOT LIMITED TO, ORAL OR WRITTEN COMMUNICATION (INCLUDING ELECTRONIC COMMUNICATIONS) WITH RESPECT THERETO.  S&P DOW JONES INDICES SHALL NOT BE SUBJECT TO ANY DAMAGES OR LIABILITY FOR ANY ERRORS, OMISSIONS, OR DELAYS THEREIN.  S&P DOW JONES INDICES MAKE NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES, OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE OR AS TO RESULTS TO BE OBTAINED BY US, HOLDERS OF THE TRIGGER SECURITIES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE UNDERLYING INDEX OR WITH RESPECT TO ANY DATA RELATED THERETO.  WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT WHATSOEVER SHALL S&P DOW JONES INDICES BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE, OR CONSEQUENTIAL DAMAGES INCLUDING BUT NOT LIMITED TO, LOSS OF PROFITS, TRADING LOSSES, LOST TIME OR GOODWILL, EVEN IF THEY HAVE BEEN ADVISED OF THE POSSIBLITY OF SUCH DAMAGES, WHETHER IN CONTRACT, TORT, STRICT LIABILITY, OR OTHERWISE.  THERE ARE NO THIRD PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS BETWEEN S&P DOW JONES INDICES AND US, OTHER THAN THE LICENSORS OF S&P DOW JONES INDICES.

Historical Levels of the Index

You can obtain the level of the S&P 500® Index at any time from the Bloomberg Financial Market page “SPX <Index> <GO>” or from the S&P website at www.standardandpoors.com. Information from that website shall not be deemed to be part of, or incorporated by reference in, this free writing prospectus.

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Trigger Securities Based on the Level of the S&P 500® Index due May   , 2016

Supplemental Discussion of Canadian Federal Income Tax Consequences

An investor should read carefully the description of material Canadian federal income tax considerations relevant to a Non-resident Holder owning debt securities under “Tax Consequences—Canadian Taxation” in the accompanying prospectus.

In the opinion of Norton Rose Canada LLP, our Canadian tax counsel, interest (including amounts deemed for purposes of the Income Tax Act (Canada) (“ITA”) to be interest) on a Trigger Security that is paid or credited, or deemed for purposes of the ITA to be paid or credited, to a Non-resident Holder will not be subject to Canadian non-resident withholding tax, except in the circumstances described under “Tax Consequences—Canadian Taxation” in the accompanying prospectus.  If the underlying index could be viewed as a proxy for the profit of Royal Bank of Canada, any interest paid or credited or deemed to be paid or credited on a security may be subject to Canadian non-resident withholding tax.

Supplemental Discussion of U.S. Federal Income Tax Consequences

The following, together with the discussion of U.S. federal income taxation in the accompanying prospectus and prospectus supplement, is a general description of the material U.S. tax considerations relating to the Trigger Securities. It does not purport to be a complete analysis of all tax considerations relating to the Trigger Securities. Prospective purchasers of the Trigger Securities should consult their tax advisors as to the consequences under the tax laws of the country of which they are resident for tax purposes and the tax laws of Canada and the U.S. of acquiring, holding and disposing of the Trigger Securities and receiving payments under the Trigger Securities. This summary is based upon the law as in effect on the date of this document and is subject to any change in law that may take effect after such date.

Supplemental U.S. Tax Considerations

The following section supplements the discussion of U.S. federal income taxation in the accompanying prospectus and prospectus supplement with respect to U.S. holders (as defined in the accompanying prospectus).  Except as otherwise noted under “Non-U.S. Holders” and “Foreign Account Tax Compliance Act” below, it applies only to those U.S. holders who are not excluded from the discussion of U.S. federal income taxation in the accompanying prospectus.

NO STATUTORY, JUDICIAL OR ADMINISTRATIVE AUTHORITY DIRECTLY DISCUSSES HOW THE TRIGGER SECURITIES SHOULD BE TREATED FOR U.S. FEDERAL INCOME TAX PURPOSES.  AS A RESULT, THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF AN INVESTMENT IN THE TRIGGER SECURITIES ARE UNCERTAIN.  BECAUSE OF THE UNCERTAINTY, YOU SHOULD CONSULT YOUR TAX ADVISOR IN DETERMINING THE U.S. FEDERAL INCOME TAX AND OTHER TAX CONSEQUENCES OF YOUR INVESTMENT IN THE TRIGGER SECURITIES, INCLUDING THE APPLICATION OF STATE, LOCAL OR OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN FEDERAL OR OTHER TAX LAWS.

We will not attempt to ascertain whether any of the entities whose stock is included in the S&P 500® Index would be treated as a “passive foreign investment company” within the meaning of Section 1297 of the Internal Revenue Code of 1986, as amended (the “Code”)¸ or a “U.S. real property holding corporation” within the meaning of Section 897 of the Code.  If any of the entities whose stock is included in the S&P 500® Index were so treated, certain adverse U.S. federal income tax consequences could possibly apply to U.S. and non-U.S. holders, respectively.  You should refer to any available information filed with the SEC by the entities whose stock is included in the S&P 500® Index and consult your tax advisor regarding the possible consequences to you in this regard.

In the opinion of our counsel, Morrison & Foerster LLP, it would generally be reasonable to treat a Trigger Security as a pre-paid cash-settled derivative contract in respect of the S&P 500® Index for U.S. federal income tax purposes, and the terms of the Trigger Securities require a holder and us (in the absence of a change in law or an administrative or judicial ruling to the contrary) to treat the Trigger Securities for all tax purposes in accordance with such characterization.  If the Trigger Securities are so treated, a U.S. holder should generally recognize capital gain or loss upon the sale, exchange or maturity of the Trigger Securities in an amount equal to the difference between the amount a holder receives at such time and the holder’s tax basis in the Trigger Securities.  In general, a U.S. holder’s tax basis in the Trigger Securities will be equal to the price the holder paid for the Trigger Securities.  Capital gain recognized by an individual U.S. holder is generally taxed at preferential rates where the property is held for more than one year and is generally taxed at ordinary income rates where the property is held for one year or less.  The deductibility of capital losses is subject to limitations.

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Trigger Securities Based on the Level of the S&P 500® Index due May   , 2016

Alternative Treatments.  Alternative tax treatments of the Trigger Securities are also possible and the Internal Revenue Service might assert that a treatment other than that described above is more appropriate.  For example, it would also be possible to treat the Trigger Securities, and the Internal Revenue Service might assert that a Trigger Security should be treated, as a single debt instrument.  Since the Trigger Securities have a term that exceeds one year, such a debt instrument would be subject to the special tax rules governing contingent payment debt instruments. If the Trigger Securities are so treated, a holder would generally be required to accrue interest income over the term of the Trigger Securities based upon the yield at which we would issue a non-contingent fixed-rate debt instrument with other terms and conditions similar to the Trigger Securities.  In addition, any gain a holder might recognize upon the sale, exchange or maturity of the Trigger Securities would be ordinary income and any loss recognized by a holder at such time would be ordinary loss to the extent of interest that same holder included in income in the current or previous taxable years in respect of the Trigger Securities, and thereafter, would be capital loss.

Because of the absence of authority regarding the appropriate tax characterization of the Trigger Securities, it is also possible that the Internal Revenue Service could seek to characterize the Trigger Securities in a manner that results in tax consequences that are different from those described above.  For example, the Internal Revenue Service could possibly assert that any gain or loss that a holder may recognize upon the sale, exchange or maturity of the Trigger Securities should be treated as ordinary gain or loss.

The Internal Revenue Service has released a notice that may affect the taxation of holders of the Trigger Securities.  According to the notice, the Internal Revenue Service and the Treasury Department are actively considering whether the holder of an instrument such as the Trigger Securities should be required to accrue ordinary income on a current basis, and they are seeking taxpayer comments on the subject. It is not possible to determine what guidance they will ultimately issue, if any.  It is possible, however, that under such guidance, holders of the Trigger Securities will ultimately be required to accrue income currently and this could be applied on a retroactive basis.  The Internal Revenue Service and the Treasury Department are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital and whether the special “constructive ownership rules” of Section 1260 of the Code might be applied to such instruments.  Holders are urged to consult their tax advisors concerning the significance, and the potential impact, of the above considerations.  We intend to treat the Trigger Securities for U.S. federal income tax purposes in accordance with the treatment described in this document unless and until such time as the Treasury Department and Internal Revenue Service determine that some other treatment is more appropriate.

Backup Withholding and Information Reporting. Please see the discussion under “Tax Consequences — United States Taxation — Information Reporting and Backup Withholding” in the accompanying prospectus for a description of the applicability of the backup withholding and information reporting rules to payments made on the Trigger Securities.

Non-U.S. Holders.  The following discussion applies to non-U.S. holders of the Trigger Securities. A non-U.S. holder is a beneficial owner of a Trigger Security that, for U.S. federal income tax purposes, is a non-resident alien individual, a foreign corporation, or a foreign estate or trust.

A non-U.S. holder will generally not be subject to U.S. federal income or withholding tax for amounts paid in respect of the Trigger Securities, provided that (i) the holder complies with any applicable certification requirements, (ii) the payment is not effectively connected with the conduct by the holder of a U.S. trade or business, and (iii) if the holder is a non-resident alien individual, such holder is not present in the U.S. for 183 days or more during the taxable year of the sale, exchange or maturity of the Trigger Securities.  In the case of (ii) above, the holder generally would be subject to U.S. federal income tax with respect to any income or gain in the same manner as if the holder were a U.S. holder and, in the case of a holder that is a corporation, the holder may also be subject to a branch profits tax equal to 30% (or such lower rate provided by an applicable U.S. income tax treaty) of a portion of its earnings and profits for the taxable year that are effectively connected with its conduct of a U.S. trade or business, subject to certain adjustments.  Payments made to a non-U.S. holder may be subject to information reporting and to backup withholding unless the holder complies with applicable certification and identification requirements as to its foreign status.

April 2013

Trigger Securities Based on the Level of the S&P 500® Index due May   , 2016

A “dividend equivalent” payment is treated as a dividend from sources within the U.S. and such payments generally would be subject to a 30% U.S. withholding tax if paid to a non-U.S. holder.  Under proposed Treasury Department regulations, certain payments that are contingent upon or determined by reference to U.S.-source dividends, including payments reflecting adjustments for extraordinary dividends, with respect to equity-linked instruments, including the Trigger Securities, may be treated as dividend equivalents.  If enacted in their current form, the regulations will impose a withholding tax on payments made on the Trigger Securities on or after January 1, 2014 that are treated as dividend equivalents.  In that case, we (or the applicable paying agent) would be entitled to withhold taxes without being required to pay any additional amounts with respect to amounts so withheld.  Further, non-U.S. holders may be required to provide certifications prior to, or upon the call, sale or maturity of the Trigger Securities in order to minimize or avoid U.S. withholding taxes.

As discussed above, alternative characterizations of the Trigger Securities for U.S. federal income tax purposes are possible.  Should an alternative characterization, by reason of change or clarification of the law, by regulation or otherwise, cause payments as to the Trigger Securities to become subject to withholding tax, we will withhold tax at the applicable statutory rate.  The Internal Revenue Service has also indicated that it is considering whether income in respect of instruments such as the Trigger Securities should be subject to withholding tax.  Prospective investors should consult their own tax advisors in this regard.

Foreign Account Tax Compliance Act.  The Foreign Account Tax Compliance Act (“FATCA”) will impose a 30% U.S. withholding tax on certain U.S.-source payments, including interest (and OID), dividends, other fixed or determinable annual or periodical gain, profits, and income, and on the gross proceeds from a disposition of property of a type which can produce U.S. source interest or dividends (“Withholdable Payments”), if paid to a foreign financial institution (including amounts paid to a foreign financial institution on behalf of a holder), unless such institution enters into an agreement with the Treasury Department to collect and provide to the Treasury Department certain information regarding U.S. financial account holders, including certain account holders that are foreign entities with U.S. owners, with such institution or otherwise complies with FATCA.  In addition, the Trigger Securities may constitute a “financial account” for these purposes and thus, be subject to information reporting requirements pursuant to FATCA.  FATCA also generally imposes a withholding tax of 30% on Withholdable Payments made to a non-financial foreign entity unless such entity provides the withholding agent with a certification that it does not have any substantial U.S. owners or a certification identifying the direct and indirect substantial U.S. owners of the entity.  Under certain circumstances, a holder may be eligible for refunds or credits of such taxes.

These withholding and reporting requirements will generally apply to U.S.-source periodic payments made after December 31, 2013 and to payments of gross proceeds from a sale or redemption made after December 31, 2016. If we determine withholding is appropriate with respect to the Trigger Securities, we will withhold tax at the applicable statutory rate, and we will not pay any additional amounts in respect of such withholding.  However, the withholding tax will not be imposed on payments pursuant to obligations outstanding as of January 1, 2014.  Prospective investors are urged to consult with their own tax advisors regarding the possible implications of FATCA on their investment in the Trigger Securities.

Employee Retirement Income Security Act

This section is only relevant to you if you are an insurance company or the fiduciary of a pension plan or an employee benefit plan (including a governmental plan, an IRA or a Keogh Plan) proposing to invest in the Trigger Securities.

The Employee Retirement Income Security Act of 1974, as amended, which we call “ERISA” and the Internal Revenue Code of 1986, as amended, prohibit certain transactions involving the assets of an employee benefit plan and certain persons who are “parties in interest” (within the meaning of ERISA) or “disqualified persons” (within the meaning of the Internal Revenue Code) with respect to the plan; governmental plans may be subject to similar prohibitions.  Therefore, a plan fiduciary considering purchasing the Trigger Securities should consider whether the purchase or holding of such instruments might constitute a “prohibited transaction.”

April 2013

Trigger Securities Based on the Level of the S&P 500® Index due May   , 2016

Royal Bank of Canada and certain of its affiliates each may be considered a “party in interest” or a “disqualified person” with respect to many employee benefit plans by reason of, for example, Royal Bank of Canada (or its affiliate) providing services to such plans.  Prohibited transactions within the meaning of ERISA or the Internal Revenue Code may arise, for example, if securities are acquired by or with the assets of a pension or other employee benefit plan that is subject to the fiduciary responsibility provisions of ERISA or Section 4975 of the Internal Revenue Code (including individual retirement accounts and other plans described in Section 4975(e)(1) of the Internal Revenue Code), which we call collectively “Plans”, and with respect to which Royal Bank of Canada or any of its affiliates is a “party in interest” or a “disqualified person,” unless those securities are acquired under an exemption for transactions effected on behalf of that Plan by a “qualified professional asset manager” or an “in-house asset manager”, for transactions involving insurance company general accounts, for transactions involving insurance company pooled separate accounts, for transactions involving bank collective investment funds, or under another available exemption.  Section 408(b)(17) provides an additional exemption for the purchase and sale of securities and related lending transactions where neither the issuer of the Trigger Securities nor any of its affiliates have or exercise any discretionary authority or control or render any investment advice with respect to the assets of any Plan involved in the transaction and the Plan pays no more than “adequate consideration” in connection with the transaction. The assets of a Plan may include assets held in the general account of an insurance company that are deemed to be “plan assets” under ERISA.  The person making the decision on behalf of a Plan or a governmental plan shall be deemed, on behalf of itself and the Plan, by purchasing and holding the Trigger Securities, or exercising any rights related thereto, to represent that (a) such purchase, holding and exercise of the Trigger Securities will not result in a non-exempt prohibited transaction under ERISA or the Internal Revenue Code (or, with respect to a governmental plan, under any similar applicable law or regulation) and (b) neither Royal Bank of Canada nor any of its affiliates is a “fiduciary” (within the meaning of Section 3(21) of ERISA) with respect to the purchaser or holder in connection with such person’s acquisition, disposition or holding of the Trigger Securities, or any exercise related thereto or as a result of any exercise by Royal Bank of Canada or any of its affiliates of any rights in connection with the Trigger Securities, and no advice provided by Royal Bank of Canada or any of its affiliates has formed a primary basis for any investment decision by or on behalf of such purchaser or holder in connection with the Trigger Securities and the transactions contemplated with respect to the Trigger Securities.

If you are an insurance company or the fiduciary of a pension plan or an employee benefit plan, and propose to invest in the Trigger Securities, you should consult your legal counsel.

April 2013

Trigger Securities Based on the Level of the S&P 500® Index due May   , 2016

Use of Proceeds and Hedging

The net proceeds from the sale of the Trigger Securities will be used as described under “Use of Proceeds” in the accompanying prospectus supplement and prospectus and to hedge market risks of Royal Bank of Canada associated with its obligation to make the payment at maturity on the Trigger Securities. The initial public offering price of the Trigger Securities includes the underwriting discount and commission and the estimated cost of hedging our obligations under the Trigger Securities.

Supplemental Information Regarding Plan of Distribution; Conflicts of Interest

Pursuant to the terms of a distribution agreement, RBCCM, an affiliate of Royal Bank of Canada, will purchase the Trigger Securities from Royal Bank of Canada for distribution to Morgan Stanley Smith Barney LLC.  RBCCM will act as agent for the Trigger Securities and will receive a fee of $0.30 per $10 stated principal amount and will pay the entire fee to Morgan Stanley Smith Barney LLC as a fixed sales commission of $0.30 for each of the Trigger Securities they sell.

Morgan Stanley Smith Barney LLC may reclaim selling concessions allowed to individual brokers within Morgan Stanley Smith Barney LLC in connection with the offering if, within 30 days of the offering, Royal Bank of Canada repurchases the Trigger Securities distributed by such brokers.

We expect that delivery of the Trigger Securities will be made against payment for the Trigger Securities on or about May  , 2013, which is the third business day following the pricing date (this settlement cycle being referred to as “T+3).

In addition, RBCCM or another of its affiliates or agents may use this document in market-making transactions after the initial sale of the Trigger Securities, but is under no obligation to do so and may discontinue any market-making activities at any time without notice.

For additional information as to the relationship between us and RBCCM, please see the section “Plan of Distribution—Conflicts of Interest” in the accompanying prospectus.

April 2013